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                               STOCK PURCHASE AGREEMENT




                                    by and between
                       Vyrdilee Brooks McNeal Scholarship Fund
                              Charitable Remainder Trust,
                                 Network Rental, Inc.
                                  and Alrenco, Inc.




                                 * * * * * * * * * *

                             Closing Date: August 9, 1996

                            Effective Date: August 1, 1996

                                 * * * * * * * * * *



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                                  TABLE OF CONTENTS

ARTICLE I.  PURCHASE AND SALE OF STOCK....................................... 1
    SECTION 1.1    Sale of Stock............................................  1
    SECTION 1.2    Purchase Price...........................................  1
    SECTION 1.3    Retention of a Portion of the Purchase
                   Price and Offset.........................................  2
    SECTION 1.4    Adjustments and 90-Day Post-Closing
                   Reconciliation...........................................  2
    SECTION 2.1    Ownership of Stock.......................................  2
    SECTION 2.2    Seller's Corporate Power and Authority...................  2
    SECTION 2.3    Foreign Person...........................................  3
    SECTION 2.4    Company's Corporate Authority............................  3
    SECTION 2.5    Organization, Qualification and
                   Corporate Power..........................................  3
    SECTION 2.6    Capitalization...........................................  3
    SECTION 2.7    Subsidiaries and Investments.............................  4
    SECTION 2.8    Books and Records........................................  4
    SECTION 2.9    Financial Statements.....................................  4
    SECTION 2.10   Labor and Employee Relations.............................  4
    SECTION 2.11   Powers of Attorney; Absence of
                   Limitations on Competition; Guarantees...................  5
    SECTION 2.12   Significant Suppliers....................................  5
    SECTION 2.13   Governmental Approvals...................................  5
    SECTION 2.14   Validity, Etc............................................  5
    SECTION 2.15   Absence of Adverse Change; Conduct of
                   Business.................................................  6
    SECTION 2.16   Certain Practices........................................  7
    SECTION 2.17   Compliance with Law; Licenses and
                   Permits..................................................  7
    SECTION 2.18   Employee Benefits........................................  7
    SECTION 2.19   Fixed Assets.............................................  9
    SECTION 2.20   Motor Vehicles and Equipment............................. 10
    SECTION 2.21   Rental Contracts; Rental Merchandise..................... 10
    SECTION 2.22   Insurance................................................ 11
    SECTION 2.23   Outstanding Contracts.................................... 11
    SECTION 2.24   Outstanding Leases....................................... 12
    SECTION 2.25   Intellectual Properties.................................. 12
    SECTION 2.26   Proprietary Information of Third
                   Parties.................................................. 13
    SECTION 2.27   Transactions With Affiliates............................. 14
    SECTION 2.28   Absence of Undisclosed Liabilities....................... 14
    SECTION 2.29   Taxes.................................................... 14
    SECTION 2.30   Litigation............................................... 15
    SECTION 2.31   Environmental Matters.................................... 15
    SECTION 2.32   Product Liability........................................ 17
    SECTION 2.33   Broker's or Finder's Fees................................ 18
    SECTION 2.34   Disclosure............................................... 18
    SECTION 2.35   Certain Salaries......................................... 18

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE BUYER................... 18
    SECTION 3.1    Organization............................................. 18
    SECTION 3.2    Corporate Power and Authority............................ 18
    SECTION 3.3    Validity, Etc............................................ 19
    SECTION 3.4    Acquisition of Stock for Investment...................... 19
    SECTION 3.5    Broker's or Finder's Fees................................ 19
    SECTION 3.6    Governmental Approvals................................... 19
    SECTION 3.7    Disclosure............................................... 19

ARTICLE IV.  COVENANTS AND AGREEMENTS....................................... 20
    SECTION 4.1    Cooperation.............................................. 20
    SECTION 4.2    Best Efforts............................................. 20
    SECTION 4.3    Tax Returns.............................................. 20
    SECTION 4.4    Investigations........................................... 20
    SECTION 4.5    Conduct of Business in the Ordinary
                   Course................................................... 20
    SECTION 4.6    Preservation of Business................................. 21
    SECTION 4.7    Notification of Material Changes and
                   Litigation............................................... 21

ARTICLE V.  CONDITIONS TO THE BUYER'S OBLIGATIONS........................... 22


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    SECTION 5.1    Intra-Company Debt....................................... 22
    SECTION 5.2    Representations, Warranties and Covenants................ 22
    SECTION 5.3    Consents................................................. 22
    SECTION 5.4    Noncompetition Agreement................................. 22
    SECTION 5.5    No Actions, Suits or Proceedings......................... 23
    SECTION 5.6    Opinion of Counsel to Company............................ 23
    SECTION 5.7    Opinion of Counsel to Seller............................. 25
    SECTION 5.8    Investigation Satisfactory............................... 25
    SECTION 5.9    Closing Documents........................................ 25
    SECTION 5.10   Approval of the Buyer and Its Counsel.................... 26

ARTICLE VI.  CONDITIONS TO THE SELLER'S OBLIGATIONS......................... 26
    SECTION 6.1    Representations, Warranties and
                   Covenants................................................ 26
    SECTION 6.2    No Actions, Suits or Proceedings......................... 26
    SECTION 6.3    Opinion of Stites & Harbison............................. 27
    SECTION 6.4    Closing Documents........................................ 27
    SECTION 6.5    Approval of the Seller and Its Counsel................... 27

ARTICLE VII.  THE CLOSING AND CERTAIN CLOSING DELIVERIES.................... 28
    SECTION 7.1    Time and Place of Closing................................ 28
    SECTION 7.2    Deliveries by the Seller and Company..................... 28
    SECTION 7.3    Deliveries by the Buyer.................................. 29

ARTICLE VIII.  TERMINATION.................................................. 30
    SECTION 8.1    Date Certain............................................. 30
    SECTION 8.2    Mutual Consent........................................... 30
    SECTION 8.3    Breaches................................................. 30

ARTICLE IX.  SURVIVAL; INDEMNIFICATION AND OFFSET........................... 30
    SECTION 9.1    Survival................................................. 30
    SECTION 9.2    Indemnification by the Seller............................ 31
    SECTION 9.3    Notice to Seller, Etc.................................... 32
    SECTION 9.4    Indemnification by the Buyer............................. 32
    SECTION 9.5    Notice to the Buyer, Etc................................. 33
    SECTION 9.6    Survival of Indemnification.............................. 33
    SECTION 9.7    Offset................................................... 33

ARTICLE X.  MISCELLANEOUS................................................... 33
    SECTION 10.1   Knowledge of Company..................................... 33
    SECTION 10.2   Knowledge of Buyer....................................... 34
    SECTION 10.3   "Person" Defined......................................... 34
    SECTION 10.4   Notices.................................................. 34
    SECTION 10.5   Entire Agreement......................................... 35
    SECTION 10.6   Modifications and Amendments............................. 35
    SECTION 10.7   Assignment/Binding Effect................................ 35
    SECTION 10.8   Parties in Interest...................................... 36
    SECTION 10.9   Governing Law............................................ 36
    SECTION 10.10  Arbitration.............................................. 36
    SECTION 10.11  Severability............................................. 36
    SECTION 10.12  Interpretation........................................... 37
    SECTION 10.13  Headings and Captions.................................... 37
    SECTION 10.14  Reliance................................................. 37
    SECTION 10.15  Expenses................................................. 37
    SECTION 10.17  Publicity................................................ 37
    SECTION 10.18  Counterparts............................................. 37


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                                  INDEX TO EXHIBITS


    EXHIBIT A         --     Noncompetition Agreement



                                  INDEX TO SCHEDULES

    Schedule 1.4(a)   --     Purchase Price Adjustment
    Schedule 1.4(b)   --     Seller's Items
    Schedule 2.5      --     Qualification
    Schedule 2.9      --     Financial Statements
    Schedule 2.11     --     Powers of Attorney
    Schedule 2.12     --     Significant Suppliers
    Schedule 2.13     --     Governmental Approvals
    Schedule 2.14     --     Validity
    Schedule 2.15     --     No Adverse Change
    Schedule 2.17     --     Compliance with Laws
    Schedule 2.18     --     Employee Benefits
    Schedule 2.19     --     Fixed Assets
    Schedule 2.20     --     Motor Vehicles and Equipment
    Schedule 2.21     --     Rental Contracts
    Schedule 2.22     --     Insurance
    Schedule 2.23     --     Outstanding Contracts
    Schedule 2.24     --     Outstanding Leases
    Schedule 2.25     --     Intellectual Properties
    Schedule 2.26     --     Proprietary Information of Third Parties
    Schedule 2.27     --     Transactions with Affiliates
    Schedule 2.28     --     Absence of Undisclosed Liabilities
    Schedule 2.29     --     Taxes
    Schedule 2.30     --     Litigation
    Schedule 2.31     --     Environmental Matters
    Schedule 2.32     --     Product Liability
    Schedule 2.33     --     Broker's Fees
    Schedule 2.35     --     Certain Salaries
    Schedule 5.3      --     Consents


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


    This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into on this 9th day of August, 1996 by and between the Vyrdilee Brooks McNeal Scholarship Fund Charitable Remainder Trust, a charitable remainder trust (the "Seller"), NETWORK RENTAL, INC., a Georgia corporation (the "Company"), and ALRENCO, INC. an Indiana corporation (the "Buyer") and is effective as of 12:00:01 a.m. August 1, 1996 (the "Effective Date").

                                PRELIMINARY STATEMENTS

    The Seller owns 792,900 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company, or 88.1% of all of the issued and outstanding Common Stock.

    The Company is engaged in the business of operating rental-purchase stores which offer quality brand name consumer merchandise to individuals under flexible rental-purchase agreements in the Atlanta, Georgia area (the "Business").

    The Buyer desires to purchase and the Seller desires to sell all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

    In consideration of these preliminary statements and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


                        ARTICLE I. PURCHASE AND SALE OF STOCK

    SECTION 1.1 SALE OF STOCK. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the Seller agrees to sell, assign, transfer and deliver to the Buyer, and the Buyer agrees to purchase from Seller the Shares representing 88.1% of all of the issued and outstanding shares of Common Stock of the Company. The certificates representing the Common Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by the Seller.

    SECTION 1.2 PURCHASE PRICE. Upon the terms and subject to satisfaction of the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of all outstanding shares of the Common Stock, the Buyer will pay to Seller an aggregate purchase price of FIVE MILLION, ONE HUNDRED FIFTY-SIX THOUSAND, TWO HUNDRED TWENTY DOLLARS ($5,156,220.00) (the "Purchase Price") at the Closing, as hereinafter defined, as adjusted as described in Section 1.4 herein.

    SECTION 1.3 RETENTION OF A PORTION OF THE PURCHASE PRICE AND OFFSET. Upon the terms set forth in this Agreement, the Seller hereby covenants and agrees to retain at least $1,300,000 of the Purchase Price in the Trust for a period of four (4) years following the Closing Date. THE SELLER AGREES THAT THIS $1,300,000 PORTION OF THE PURCHASE PRICE IS EXPRESSLY SUBJECT TO BUYER'S RIGHTS OF OFFSET SET FORTH IN SECTION 9.7 OF THIS AGREEMENT.

    SECTION 1.4    ADJUSTMENTS AND 90-DAY POST-CLOSING RECONCILIATION.


         (a) The Purchase Price shall be adjusted downward based on the estimated deductions set forth on SCHEDULE 1.4(a). Within ninety days following the Effective Date, the Buyer shall determine the actual amount of these deductions. If such determination results in a greater amount of deductions, Seller shall pay such amount to Buyer on a dollar for dollar basis; if


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such determination results in a lesser amount of deductions, Buyer shall pay such amount to Seller on a dollar for dollar basis.

         (b) The Purchase Price shall be adjusted upward based on the estimated additions set forth on SCHEDULE 1.4(b). Within ninety (90) days following the Effective Date, the Buyer shall determine the actual amount of these additions. If such determination results in a greater amount of additions, Buyer shall pay such amount to Seller on a dollar for dollar basis; if such determination results in a lesser amount of additions, Seller shall pay such amount to Buyer on a dollar for dollar basis.

                     ARTICLE II.  REPRESENTATIONS AND WARRANTIES
                              OF THE SELLER AND COMPANY

    As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Buyer as follows, unless otherwise stated:

    SECTION 2.1 OWNERSHIP OF STOCK. The Seller represents and warrants that it owns the Shares free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations of every kind ("Claims") and the delivery to the Buyer of the Shares pursuant to the provisions of this Agreement will transfer to the Buyer valid title thereto, free and clear of all Claims.

    SECTION 2.2 SELLER'S POWER AND AUTHORITY. The Seller represents and warrants that it has the fiduciary power and authority to own and hold its properties. The Seller (a) has the fiduciary power and authority to execute, deliver and perform this Agreement, the Exhibits and Schedules hereto, and the other documents and instruments contemplated hereby (collectively, this Agreement, the Exhibits and Schedules hereto, and the other documents and instruments contemplated hereby shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby, (b) has taken all necessary and required action to authorize and approve the execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated hereby and thereby, and (c) that this Agreement and the other Documents have been duly and validly executed and delivered by Seller, and to the best of Seller's knowledge, constitute valid and binding obligations of the Seller, enforceable against Seller in accordance with their terms.

    SECTION 2.3 FOREIGN PERSON. The Seller represents and warrants that it is not a foreign person as that term is defined in Section 1445(f)(3) of the Code and applicable regulations.

    SECTION 2.4 COMPANY'S CORPORATE AUTHORITY. The Company (a) has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents and to consummate the transactions contemplated hereby and thereby, (b) has taken all necessary corporate action to authorize and approve the execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated hereby and thereby, and (c) that this Agreement and the other Documents have been duly and validly executed and delivered by Company and, to the best of Company's knowledge, constitute valid and binding obligations of the Company, enforceable against Company in accordance with their terms.

    SECTION 2.5    ORGANIZATION, QUALIFICATION AND CORPORATE POWER.
    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Except as set forth on
SCHEDULE 2.5, the Company is not qualified to do business as a foreign corporation in any other state. The nature of the Business does not require
Company to be licensed or qualified in any other jurisdiction.   Company has


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made available to the Buyer complete and correct copies of the Articles of
Incorporation and Bylaws of the Company as currently in effect. The Company has the corporate power and authority to own, lease, operate and hold its properties and to carry on its business as now conducted, and is using no trade names.

    SECTION 2.6 CAPITALIZATION. The Company has authorized capital consisting of 2,000,000 shares of common stock, with a par value of $0.01 per share, of which 900,000 shares are issued and outstanding and no shares are held as treasury stock. All of the outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of the Company have been issued in violation of any preemptive right. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of the Company, other than as contemplated by this Agreement.

    SECTION 2.7 SUBSIDIARIES AND INVESTMENTS. The Company has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

    SECTION 2.8 BOOKS AND RECORDS. The minute books of the Company, which have been and will be made available to the Buyer and its representatives, contain accurate records of all meetings of and corporate actions or written consents by the shareholders and Board of Directors of the Company set forth in such minute books.

    SECTION 2.9 FINANCIAL STATEMENTS. Seller has previously furnished to the Buyer, and attached hereto as SCHEDULE 2.9 are, the audited balance sheet of the Company as of May 31, 1996 (the "Balance Sheet Date") and 1995, the related statements of income, stockholder's equity and cash flows for the years then ended. All such financial statements (the "Financial Statements") have been prepared, to the best of Company's knowledge, in accordance with generally accepted accounting principles consistently applied and were prepared from the books and records of the Company. Such books and records are complete and correct in all material respects, accurately reflect all transactions of the Business, and have been made available to the Buyer for examination. To the best of Company's knowledge, the Financial Statements fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods ended on the dates thereof. To the best of Company's knowledge, the Financial Statements reflect reserves appropriate and adequate for all known material liabilities and reasonably anticipated losses as required by generally accepted accounting principles. Since the Balance Sheet Date, (i) there has been no change in the assets, liabilities or financial condition of the Company from that reflected in the Financial Statements except for changes in the ordinary course of business consistent with past practice and which have not been materially adverse, and
(ii) none of the business, prospects, financial condition, operations, property or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The Seller has disclosed to the Buyer all material facts relating to the preparation of the Financial Statements.

    SECTION 2.10 LABOR AND EMPLOYEE RELATIONS. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and Company has no knowledge of any attempt to organize the Company's employees by any Person, unit or group seeking to act as their bargaining agent. There are no pending or threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or


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formerly employed by the Company.  No union representation election relating to employees of the Company has been scheduled by any governmental agency or authority, no organizational effort is being made with respect to any of such employees, and there is no investigation of the Company's employment policies or practices by any governmental agency or authority pending or threatened. The Company is not currently, nor has it been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Company. The Company has not experienced any material work stoppages, and to the best knowledge of Company, no work stoppage is planned.

    SECTION 2.11 POWERS OF ATTORNEY; ABSENCE OF LIMITATIONS ON COMPETITION; GUARANTEES.
Except as set forth in SCHEDULE 2.11, (i) no power of attorney or similar authorization given by the Company presently is in effect or outstanding; (ii) no contract or agreement to which the Company is a party or is bound or to which the Company's properties or assets is subject limits the freedom of the Company to compete in any line of business or with any Person; and (iii) the Company is not a party to or bound by any guarantee of any debt or obligation of any other Person.

    SECTION 2.12 SIGNIFICANT SUPPLIERS. Set forth on SCHEDULE 2.12 is a true and correct list of the Company's ten largest suppliers for the most recent twelve (12) month period ending December 31, 1995, together with the amount of merchandise attributable to such suppliers expressed in dollars and as a percentage of total purchased merchandise. None of the suppliers identified on
SCHEDULE 2.12 has terminated, materially reduced or threatened to terminate or materially reduce its relationship with the Company during the period covered by such schedule. Copies of the standard form of purchase or supply contracts used by the Company are set forth on SCHEDULE 2.12.

    SECTION 2.13 GOVERNMENTAL APPROVALS. Except as set forth on SCHEDULE 2.13, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by Seller of this Agreement.

    SECTION 2.14 VALIDITY, ETC. Except as set forth on SCHEDULE 2.14, neither the execution and delivery of this Agreement or the other Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other Documents in compliance with the terms and conditions hereof and thereof by the Seller or Company will (i) violate, conflict with or result in any breach of any trust agreement, Articles of Incorporation, bylaw, judgment, decree, order, statute or regulation applicable to the Company, (ii) violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of the Company or increase or otherwise affect the obligations of the Company under any law, rule, regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to the Company or to the Seller's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyer, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company.

    SECTION 2.15   ABSENCE OF ADVERSE CHANGE; CONDUCT OF BUSINESS.
During the period from the Balance Sheet Date to and including the date of this Agreement, except as set forth on SCHEDULE 2.15, the Company has not
(i) borrowed or agreed to borrow any material amount of funds or incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), or guaranteed or agreed to guarantee any obligations of others,
(ii) canceled any indebtedness owing to it or any claims that it


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might have possessed, waived any material rights of substantial value or sold, leased, encumbered, transferred or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of its assets or permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (iii) made any material capital expenditure or commitment therefor, (iv) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (v) increased its indebtedness for borrowed money, or made any loan to any Person, (vi) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business, (vii) made any material change in any method of accounting or auditing practice, (viii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner, or
(ix) agreed, whether or not in writing, to do any of the foregoing.

    SECTION 2.16 CERTAIN PRACTICES. None of the Seller, the Company nor any of its directors or officers, or to the best knowledge of Company, the Company's employees have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Company or any subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; given any favor or gift which is not deductible for federal income tax purposes; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

    SECTION 2.17   COMPLIANCE WITH LAW; LICENSES AND PERMITS.
Except as set forth on SCHEDULE 2.17, the Company has complied in all material respects with all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. Except as set forth on SCHEDULE 2.17, there is no existing law, rule, regulation or order, and Company is not aware of any proposed law, rule, regulation or order, whether Federal, state or local, which would prohibit or materially restrict the Buyer from, or otherwise materially adversely affect the Buyer in, conducting the Business in the manner heretofore conducted by the Company in any jurisdiction in which the Business is now conducted. The Company possesses all franchises, permits, licenses, certificates and consents required from any governmental or regulatory authority in order for the Company to carry on its business as currently conducted and to own and operate its properties and assets as now owned and operated and all of such licenses and permits are set forth on SCHEDULE 2.17.

    SECTION 2.18   EMPLOYEE BENEFITS.

         (a) Set forth on SCHEDULE 2.18 is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs or arrangements pursuant to which the Company or its ERISA Affiliates provides (directly or indirectly, individually or jointly through others) benefits or compensation to or on behalf of employees or former employees of the Company or its ERISA Affiliates, whether formal or informal, whether or not written ("Employee Plan"). On request by the Buyer, Company shall furnish a copy of each Employee Plan and a copy of any related materials. The Company will maintain the benefits listed on SCHEDULE 2.18 in full force and effect through the Closing Date. Except as set forth on SCHEDULE 2.18, the Buyer shall not have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or consultants of the Company for services rendered prior to the Effective Date.

         (b) Each Employee Plan covering any present or former employee of the Company which is subject to the continuation health coverage requirements of
Section 4980B of the Code or Section 601 of ERISA or any applicable state law has complied with all such requirements for continuation coverage.

         (c) There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against or with respect to any Employee Plan or the assets of any Employee Plan.

         (d) Each Employee Plan (and the related trust or funding vehicle, if any) has been administered and maintained in accordance with its terms and with applicable law. Except as set forth on SCHEDULE 2.18(d), each Employee Plan which is intended to be qualified under Section 401 of the Code and each amendment to such plan is subject to a favorable determination letter from the Internal Revenue Service and each such plan has at all times been maintained, by its terms and in operation, in accordance with Section 401 of the Code. The assets of each Employee Plan which is not funded through the general assets of the Company are at least equal to the liabilities under such Employee Plan, and all assets of each Employee Plan are shown on the books and records of such Employee Plan at fair market value. No Employee Plan has unfunded liabilities that as of the Closing Date are not accurately and fully reflected on the Company's Balance Sheet.

         (e) Neither the Company nor any of its ERISA Affiliates is or has been a participant in, or is or has been obligated to maintain or to make contributions to, a multi-employer plan (within the meaning of ERISA Section 3(37) and ERISA Section 4001(a)(3)) or an Employee Plan which is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has sponsored, contributed to or been obligated under Title I or IV of ERISA to contribute to a "defined benefit plan" (as defined in ERISA Section 3(35)). The Company is not obligated to provide post-retirement medical benefits or any other unfunded post-retirement welfare benefits to or on behalf of any persons whatsoever (except the benefits pursuant to the continuation health coverage requirements under Section 4980B of the Code, ERISA Section 601, or applicable state law).

         (f) Neither the Company nor its ERISA Affiliates is subject to and, to the best knowledge of Company, no facts exist which could subject the Company or any of its ERISA Affiliates to, any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefit payments or related claims, any liability for any tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA. No reportable event under Section 4043 of ERISA has occurred or, to the best knowledge of the Company, will occur with respect to such Employee Plan.

         (g) Termination of or withdrawal from any Employee Plan immediately after the Closing Date would not subject the Buyer to any liability, tax or penalty whatsoever.

         (h) The execution or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Employee Plans, including any obligation to make any payment which would not be deductible as an excess golden parachute payment under Section 280G of the Code.

         (i) All contributions to or under each Employee Plan and all expenses of each Employee Plan are fully deductible for income tax purposes for the taxable year for which such contributions are made or such expenses are paid. All contributions to or under each Employee Plan have been made when due under the terms of such Employee Plan in accordance with applicable law.

         (j) Neither the Company nor its ERISA Affiliates have entered into any contract, agreement or arrangement (whether oral or written) under which the Company or its ERISA Affiliates have assumed any liability relating to their clients' retirement plans, nor have the Company and/or its ERISA Affiliates made any verbal representations that the use of any employees of the Company or its ERISA Affiliates would have no adverse consequence on such client retirement plans.

         (k) For purposes of this Section 2.18, the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the term "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Code.

    SECTION 2.19 FIXED ASSETS. SCHEDULE 2.19 contains a true and complete list of all of Company's fixed assets with a net book value of greater than $1,000.00, whether owned or leased. Except as shown on SCHEDULE 2.19, the Company has good and marketable title to all of its fixed assets, free and clear of all claims, liens, mortgages, charges and encumbrances except as disclosed in the Financial Statements.

    SECTION 2.20 MOTOR VEHICLES AND EQUIPMENT. SCHEDULE 2.20 sets forth all of the Company's vehicles, including the age, make, model and vehicle identification number of each, and all other items of equipment owned by the Company. Such vehicles and items of equipment are (a) to the best knowledge of Company, mechanically sound and in a condition to perform in a manner needed for the operation of the Business; and (b) in compliance with all applicable statutes, ordinances and regulations, including, without limitation, those related to safety, in each case ordinary wear and tear excepted. Except as shown on SCHEDULE 2.20, the Company has good and marketable title to all of its vehicles and equipment, free and clear of all claims, liens, mortgages, charges and encumbrances.

    SECTION 2.21   RENTAL CONTRACTS; RENTAL MERCHANDISE.

         (a) RENTAL CONTRACTS. There are no facts or circumstances which would materially impair the validity or , to the best of knowledge of Company, collectability of the rental due under any customer rental-purchase contracts (including all rental, rental-purchase and rent-to-own agreements providing for the rental to customers of furniture, appliances, equipment and other personal property, the "Rental Contracts"). The forms of Rental Contracts used by the Company comply as to form (including, without limitation, any instructions, procedures or policies relating to the completion and processing of such Rental Contracts) with all applicable laws, in all material respects, in each case including but not limited to disclosure, billing, form, content, manner of preparation and execution. A list of the Rental Contracts is attached hereto on
SCHEDULE 2.21.

         (b) UNITS OF RENTAL MERCHANDISE ON RENT. As of the close of business on July 31, 1996, the Company had no fewer than 10,161 units of rental merchandise on rent represented by Current Rental Contracts. For purposes of this Section 2.21, a "Current Rental Contract" shall mean a Rental Contract, duly signed by a customer and otherwise legally enforceable and made in the ordinary course of business, and a Current Rental Contract shall not include any contract on which thirty (30) or more days have passed since the last full payment was made by the customer.

         (c) PAST DUE RENTAL CONTRACTS. As of the close of business on July 31, 1996, the total number of past due Rental Contracts, including all accounts labeled "Skips and Stolens" did not exceed 33.4 percent of all active Rental Contracts of the Company on that date. Said past due calculation was made in the ordinary course of business, in strict accordance with the

Company's past business practices in making such calculation and taking into account only payments by customers.

         (d) CONDITION AND LOCATION. To the best knowledge of the Company, the rental merchandise of the Company is in good, merchantable and usable condition, ordinary wear and tear excepted, and is reflected on the books and records of the Company at the lower of cost or market value. Company has delivered to the Buyer an itemized list of all of the Company's rental inventory (including idle inventory) as of June 30, 1996, showing the date of purchase, the supplier, the cost, description of each item sufficient to identify it to the Buyer, and the location of each item. All of the rental merchandise is owned by the Company and is maintained at the locations set forth on SCHEDULE 2.21.

    SECTION 2.22 INSURANCE. The Company is, and will be through the Closing, insured with insurers in respect of its properties, assets and businesses as set forth on the attached SCHEDULE 2.22. SCHEDULE 2.22 lists the insurance coverage carried by the Company, which insurance will remain in full force and effect with respect to all events occurring prior to the Effective Date. Except as set forth on SCHEDULE 2.22, the Company (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion,
(ii) has not received notice of cancellation or non-renewal of any such policy or binder, (iii) is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, (iv) has not received notice of any insurance premiums which will be materially increased in the future, and (v) is not aware of any insurance premiums which will be materially increased in the future. There are no material outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.


    SECTION 2.23 OUTSTANDING CONTRACTS. SCHEDULE 2.23 sets forth a description of all existing contracts, agreements, leases, commitments, licenses and franchises, which involve obligations or commitments by the Company of $10,000 or more and are not cancelable by the Company without penalty within 30 days (collectively "Contracts"), whether written or oral, relating to the Company. Company has delivered or made available to the Buyer true, correct and complete copies of all of the Contracts specified on SCHEDULE 2.23 which are in writing, and such schedule sets forth a complete description of all Contracts which are not in writing. All of the Contracts are in full force and effect and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on SCHEDULE 2.23 the Company and, to the best knowledge of Company, each other party thereto has materially performed all the obligations required to be performed by it, has received no notice of default and is not in default (with due notice or lapse of time or both) under any of the Contracts. The Company has no present expectation or intention of not fully performing all its obligations under each of the Contracts, and Company has no knowledge of any breach or anticipated breach by the other party to any of the Contracts to which the Company is a party. Except as set forth on SCHEDULE 2.23, none of the Contracts has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and Company is not aware of any intention or right of any party to declare another party to any of the Contracts to be in default. Except as set forth on SCHEDULE 2.23, there exists no actual or, to the best knowledge of Company, threatened termination, cancellation or limitation of the business relationship of the Company by any party to any of the Contracts.

    SECTION 2.24   OUTSTANDING LEASES. The Company owns no real property.
SCHEDULE 2.24 sets forth a description of each agreement by which the Company leases each parcel of real property (the "Leased Parcels") used in connection with the Business (collectively, the "Leases"). Company has delivered or made available to the Buyer true, correct and complete copies of all of the Leases specified on SCHEDULE 2.24. All rents due under the Leases have been paid. All of the Leases are in full force and effect and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on SCHEDULE 2.24, the Company and to the best knowledge of Company, each other party thereto has performed all the obligations required to be performed by it, has received no notice of default and is not in default (with due notice or lapse of time or both) under any of the Leases. The Company has no present expectation or intention of not fully performing all its obligations under each of the Leases, and Company has no knowledge of any breach or anticipated breach by the other party to any of the Leases. Except as set forth on SCHEDULE 2.24, none of the Leases has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and Company is not aware of any intention or right of any party to declare another party to any of the Leases to be in default. There exists no actual or, to the best knowledge of Company, threatened termination, cancellation or limitation of the business relationship of the Company with any party to any of the Leases.

    SECTION 2.25 INTELLECTUAL PROPERTIES. SCHEDULE 2.25 contains an accurate and complete list of all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, trade secrets or other confidential proprietary information owned or used by the Company in the operation of the Business (collectively the "Intellectual Property"). Except as set forth on
SCHEDULE 2.25 and except for commercial software licensed for use on personal computers, the Company owns the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of its business and each item constituting part of the Intellectual Property and trade secrets and technology which is owned by the Company has been, to the extent indicated in SCHEDULE 2.25, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark office or such other government entities, domestic or foreign as are indicated in SCHEDULE 2.25 and such registrations, filings and issuances remain in full force and effect.
There have been and are no pending or, to the best knowledge of Company, threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. There is, to the best knowledge of Company, no reasonable basis upon which a claim may be asserted against the Company for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, service mark registrations or applications copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information.
To the best knowledge of Company, no Person is infringing the Intellectual Property.

    SECTION 2.26   PROPRIETARY INFORMATION OF THIRD PARTIES.
Except as disclosed on SCHEDULE 2.26, no third party has claimed or, to the best knowledge of Company, has reason to claim that any Person employed by or consulting with the Company ("Related Person") has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or
(iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. Except as disclosed on SCHEDULE 2.26, to the best knowledge of Company, no Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development, or sale of any service of the Company, and Company has no reason to believe there will be any such employment or violation.

    SECTION 2.27   TRANSACTIONS WITH AFFILIATES.  Except as set forth on
SCHEDULE 2.27, to the best knowledge of Company, no director, officer or shareholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a beneficial interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm.

    SECTION 2.28   ABSENCE OF UNDISCLOSED LIABILITIES.

         (a) Except as and to the extent of the amounts specifically reflected or reserved against in the May 31, 1996 Financial Statements, or except as set forth on SCHEDULE 2.28, the Company has no liabilities or obligations of any nature whatsoever due or to become due, accrued, absolute, contingent or otherwise, except for liabilities and obligations incurred since the date thereof in the ordinary course of business and consistent with past practice. Company does not know of, and has no reason to know of, any basis for the assertion against Company of any liability or obligation not fully reflected or reserved against in the Balance Sheet.

         (b) The Company is not bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the business or prospects of the Company.

    SECTION 2.29 TAXES. Except as set forth on SCHEDULE 2.29, all federal, state, local and foreign tax returns and tax reports required to be filed by the Company on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All taxes (including, without limitation, income, accumulated earnings, property, sales, use, franchise, value added, fuel, employees' income withholding and social security taxes) which have become due or payable or are required to be collected by the Company or are otherwise attributable to any periods ending on or before the Closing and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Balance Sheet or the Company's books and records in accordance with generally accepted principles on or prior to the Closing. Except as set forth on SCHEDULE 2.29, all deposits required by law to be made by the Company with respect to employees' withholding taxes have been duly made, and as of the Closing Date all such deposits due will have been made. The Company has delivered to the Buyer true and complete copies of all of Company's state and federal income tax returns for the fiscal periods ended May 31, 1995, 1994 and 1993 and all reports and results of income tax audits, if any, related thereto. Except as set forth on SCHEDULE 2.29, no examination of any tax return of the Company is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such tax return.

    SECTION 2.30 LITIGATION. Except as set forth on SCHEDULE 2.30, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best knowledge of Company, threatened against or affecting the Company (whether or not such Company is a party or prospective party thereto), at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding pending relating to the Company or (iii) governmental inquiry pending or threatened against or involving the Company, and there is no basis for any of the foregoing. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of the Company. There are no outstanding orders, writs, judgments, injunctions or decrees served upon the Company by any court, governmental agency or arbitration tribunal against the Company. There are no facts or circumstances which may result in institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Company or the transactions contemplated hereby. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as disclosed on
SCHEDULE 2.30, there is no action or suit by the Company pending or threatened against others.

    SECTION 2.31   ENVIRONMENTAL MATTERS.

         (a) COMPLIANCE. To the best of Seller's knowledge, the Company and all Leased Parcels are in compliance, in all material respects, with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to all environmental statutes, rules and regulations. Except as set forth on SCHEDULE 2.31, the Company has not received notice of, nor does Company have knowledge of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or the Company's predecessors, either collectively, individually or severally, which may interfere with or prevent continued compliance with, or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any Substance. As used in this Section 2.31, the term "Substance" or "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto. To the best of Seller's knowledge, no part of any of the Leased Parcels has been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any other such list by any federal, state or local authorities.

         (b) ENVIRONMENTAL SUBSTANCE LIABILITY. No event has occurred or condition exists or operating practice is being employed that could give rise to liability, in any material respect, on the part of the Company, either at the present time or in the future, for any losses, liabilities, damages (whether consequential or otherwise), settlements, penalties, interest, expenses and costs of responses, including any such liability on account of the right of any governmental or private entity or person, and including closure expenses, costs of assessment, containment, removal, or response (other than monitoring or transportation or disposal of materials required to be transported or disposed of in the ordinary course of business consistent with past practice) arising under any rule or federal, state, or local statute, or any regulation that has been promulgated pursuant thereto, or common law, as a result of or in connection with, or alleged to be as a result of or in connection with, the following:

              (A) the handling, storage, use, transportation or disposal of any Substances in or near or from, to the best of Seller's knowledge, the Leased Parcels;

              (B) the handling, storage, use, transportation or disposal of any Substances by the Company or its predecessors which Substances were a product, by-product or otherwise resulted from the operations conducted by or on behalf of the Company or its predecessors;

              (C) any intentional or unintentional emission, discharge or release of any Substances in or near or from facilities into or upon the air, surface water, ground water or land or any disposal, handling, manufacturing, processing, distribution, use, treatment, or transport of such Substances in or near or from facilities by or on behalf of the Company or its predecessors; or

              (D) the presence of any toxic or hazardous building materials (including but not limited to asbestos or similar substances) in any facilities of the Company, including but not limited to the inclusion of such materials in the exterior and interior walls, floors, ceilings, tile, insulation or any other portion of building structures.

         (c) ENVIRONMENTAL PERMITS. The Company has obtained and holds all material registrations, permits, licenses, and approvals issued by or on behalf of any federal, state or local governmental body or agency if any ("Environmental Permits") that are required in connection with the operation by the Company, to the best of Seller's knowledge, the Leased Parcels, the discharge or emission of Substances by the Company, and to the best of Seller's knowledge, the Leased Parcels or the generation, treatment, storage, transportation, or disposal of any such Substances by the Company. Such Environmental Permits, which are described on SCHEDULE 2.31, are currently effective and sufficient for the operation of, and to the best of Seller's knowledge, the Leased Parcels and the business of the Company as currently conducted and intended to be conducted. The Company is in compliance, in all material respects, with all terms and conditions of the Environmental Permits, and is also in compliance, in all material respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in those laws or provisions or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder and applicable to the Company.

    SECTION 2.32 PRODUCT LIABILITY. Except as set forth on SCHEDULE 2.32 hereto, the Company has given or made no express warranties to third parties with respect to any products rented or sold by it except for the warranties imposed by the provisions of the applicable law. There is no fact or event forming the basis of a claim against any the Company for product liability on account of any express warranty.

    SECTION 2.33 BROKER'S OR FINDER'S FEES. Except as set forth on SCHEDULE 2.33, no agent, broker, person or firm acting on behalf of Seller, Company or the Company is, or will be, entitled to any commission or broker's or finder's fees from the Seller, Company or the Company, or from any person controlling, controlled by or under common control with the Seller or the Company, in connection with any of the transactions contemplated herein.

    SECTION 2.34 DISCLOSURE. All Documents delivered or to be delivered by or on behalf of the Seller or the Company in connection with this Agreement and the transactions contemplated hereby are true, complete and correct, except as otherwise set forth herein. Neither this Agreement, nor any of the other Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by Seller or Company herein or therein, in light of the circumstances in which made, not misleading. There is no fact known to the Company which materially and adversely affects the business, prospects or financial condition of the Company or its properties or assets, which has not been set forth in the Documents.

    SECTION 2.35 CERTAIN SALARIES. The current annual salaries of Jane Madison and Stan Zolnik, Company's employees, are set forth on SCHEDULE 2.35.


              ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

    As an inducement to the Seller and Company to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller and Company as follows:

    SECTION 3.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse impact on the Buyer's ability to purchase the Common Stock pursuant to this Agreement and perform its obligations under this Agreement.

    SECTION 3.2 CORPORATE POWER AND AUTHORITY. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of the Documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action of the Buyer. The Documents to be executed and delivered by the Buyer have been duly executed and delivered by, and constitute the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their terms.

    SECTION 3.3 VALIDITY, ETC. Neither the execution and delivery by the Buyer of this Agreement and the other Documents, the consummation by the Buyer of the transactions contemplated hereby or thereby, nor the performance by the Buyer of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any breach of any trust agreement, articles of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to the Buyer, (ii) violate, conflict with or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which the Buyer is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer.

    SECTION 3.4 ACQUISITION OF STOCK FOR INVESTMENT. The Buyer is acquiring the shares of Common Stock for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such shares of Common Stock. The Buyer agrees that such shares of Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from registration available under such Act. Buyer will not sell, offer to sell or solicit offers to buy any of the shares of Common Stock in violation of the Securities Act of 1933 or the securities law of any state. Buyer understands that the shares of Common Stock have not been registered under federal or any state's securities laws.

    SECTION 3.5 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Buyer is, or will be, entitled to any commission or broker's or finder's fees from the Buyer, or from any person controlling, controlled by or under common control with the Buyer, in connection with any of the transactions contemplated herein.

    SECTION 3.6 GOVERNMENTAL APPROVALS. No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by Buyer of this Agreement.

    SECTION 3.7 DISCLOSURE. All Documents delivered or to be delivered by or on behalf of the Buyer in connection with this Agreement and the transactions contemplated hereby are true, complete and correct, except as otherwise set forth herein. Neither this Agreement, nor any of the other Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by Buyer herein or therein, in light of the circumstances in which made, not misleading. There is no fact known to the Buyer which may have a material adverse effect on the Buyer's ability to pay its obligations under this Agreement, which has not been set forth in the Documents.


                        ARTICLE IV.  COVENANTS AND AGREEMENTS

    SECTION 4.1 COOPERATION. Each of the parties hereto shall use their best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

    SECTION 4.2 BEST EFFORTS. Seller, Company and Buyer shall each use its best efforts to procure upon reasonable terms and conditions all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement and the Buyer's ownership and operation of the Company's Business after the Closing Date. Prior to the Closing Date, Company will use its best efforts to preserve Company's relationships with its employees, customers and others having business relationships with the Company.

    SECTION 4.3 TAX RETURNS. Seller shall be responsible for the payment of, and will indemnify, defend and hold the Buyer harmless against all taxes due or assessed which relate to the operations of the Business for all periods ending on or prior to the Effective Date.

    SECTION 4.4 INVESTIGATIONS. Company shall give Buyer and its employees, accountants, attorneys and other authorized representatives full access during all reasonable times to all the premises, properties, books and records, and furnish Buyer with such financial and operating data, analyses and other information of any kind respecting Company's business and properties as Buyer shall from time to time request. Any investigation shall be conducted in a manner which does not unreasonably interfere with business operations.

    SECTION 4.5    CONDUCT OF BUSINESS IN THE ORDINARY COURSE.
Company shall conduct its business only in the ordinary course. By way of amplification and not limitation, except as otherwise provided herein, Seller shall not cause Company nor shall Company, without the prior written consent of Buyer, do any of the following: (i) borrow or agree to borrow any material amount of funds or incur any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), or guarantee or agree to guarantee any obligations of others, (ii) cancel any indebtedness owing to it or any claims that it might possess, waive any material rights of substantial value or sell, lease, encumber, transfer or otherwise dispose of, or agree to sell, lease, encumber, or otherwise dispose of its assets or permit any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (iii) make any material capital expenditure or commitment therefor, (iv) declare or pay any dividend or make any distribution on any shares of its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (v) increase its indebtedness for borrowed money or make any loan to any Person, (vi) write off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, (vii) make any material change in any method of accounting or auditing practice, (viii) otherwise conduct its business or enter into any transaction, except in the usual and ordinary manner, or (ix) agree, whether or not in writing, to do any of the foregoing.

    SECTION 4.6 PRESERVATION OF BUSINESS. Company shall use its best efforts to preserve the possession and control of all of its assets and Business, to preserve the goodwill of its customers and others with whom it has business relations, and to do nothing to impair its ability to keep and preserve its Business as it exists on the date of this Agreement.

    SECTION 4.7    NOTIFICATION OF MATERIAL CHANGES AND LITIGATION.
Company shall provide Buyer with prompt written notice, accompanied by a detailed description and analysis, (a) of any material adverse, or to the best knowledge of Company, potentially material adverse change in the condition, earnings or business of Company, (b) of any event or condition of any character (whether actual or, to the best knowledge of Company, threatened) pertaining to the financial condition, business or assets of Company that has materially and adversely affected, or has a substantial possibility of materially and adversely affecting, any of such financial condition, business or assets, or causing any of such business to be carried on materially less profitably than prior to the date of this Agreement, and (c) of all claims, regulatory proceedings and litigation (whether actual or, to the best knowledge of Company, threatened and whether or not material) against or possibly involving Company or (where such actual or threatened or claims, regulatory proceedings or litigation arise in connection with actions taken or alleged to be taken by any officer, employer or director of Company) in any capacity as an officer, employee or director of Company. Such adverse or potentially adverse material changes or such claims, proceedings or litigation shall include, without limitation, any adverse or potentially adverse material change in or any litigation arising in connection with any item or matter reported on any schedule, exhibit or document delivered by Seller to Buyer in connection with this Agreement.


                  ARTICLE V.  CONDITIONS TO THE BUYER'S OBLIGATIONS

    The obligation of the Buyer to make deliveries to the Seller pursuant to
Section 1.2 hereof and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by the Buyer in its sole discretion:

    SECTION 5.1 INTRA-COMPANY DEBT. All indebtedness of all directors, officers and employees of the Company to the Company shall have been repaid in full and the Seller shall have delivered to the Buyer a certificate, dated the Closing Date, to such effect.

    SECTION 5.2    REPRESENTATIONS, WARRANTIES AND COVENANTS.
The representations and warranties of Company and Seller herein contained shall be true in all respects as stated herein, both when made and with the same effect as though made again as of the Closing Date except to the extent of changes permitted by the terms of this Agreement. Seller and Company shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller and Company prior to the Closing Date. In addition, each of Company and Seller shall have delivered to Buyer its certificate dated as of the Closing Date, to the effect that, except as disclosed in the certificate, it does not know of any breach of any representation or warranty made by it in this Agreement or any failure to perform any covenant made by it herein or to satisfy any condition to Seller's obligations to effect the transactions contemplated by this Agreement.

    SECTION 5.3 CONSENTS. Except as set forth on SCHEDULE 5.3, all requisite governmental approvals and consents of third parties identified on such schedule or otherwise identified by the Company as required to be received to prevent any material license, permit or agreement relating to the Business from terminating prior to its scheduled termination, as a result of the consummation of the transactions contemplated hereby, shall have been obtained.

    SECTION 5.4 NONCOMPETITION AGREEMENT. Perry J. McNeal shall have entered into a Noncompetition Agreement with the Company in substantially the form attached hereto as (the "Noncompetition Agreement") EXHIBIT A.

    SECTION 5.5 NO ACTIONS, SUITS OR PROCEEDINGS. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity shall be pending or, to the best knowledge of Company, threatened, before any court or governmental body (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may have a materially adverse effect on the condition, financial or otherwise, or prospects of the Company. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Company shall be pending, and the Company shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings and Company shall have delivered to the Buyer a certificate, dated the Closing Date, to such effect.

    SECTION 5.6 OPINION OF COUNSEL TO COMPANY. The Buyer shall have received from Thompson & Singer, P.A., counsel to Company, an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, and to the following effect:

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company is not qualified to do business as a foreign corporation in any other state. The nature of the Business does not require Company to be licensed or qualified in any other jurisdiction. The Company has the corporate power and authority to own, lease, operate and hold its properties and to carry on its business as now conducted;

         (b) The Company (a) has the corporate power and authority to execute, deliver and perform this Agreement, the Exhibits and Schedules hereto, and the other documents and instruments contemplated hereby (collectively, this Agreement, the Exhibits and Schedules hereto, and the other documents and instruments contemplated hereby shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby, (b) has taken all necessary corporate action to authorize and approve the execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated hereby and thereby, and (c) that this Agreement and the other Documents have been duly and validly executed and delivered by Company and constitute valid and binding obligations of the Company, enforceable against Company in accordance with their terms;

         (c) The Company has authorized capital consisting of 2,000,000 shares of common stock, with a par value of $0.01 per share, of which 900,000 shares are issued and outstanding and no shares are held as treasury stock. All of the outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of the Company have been issued in violation of any preemptive right. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of the Company, other than as contemplated by this Agreement;

         (d) The Company has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity;

         (e) No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by Seller of this Agreement;

         (f) Except as set forth on SCHEDULE 2.30 to this Agreement, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best knowledge of Counsel, threatened against or affecting the Company (whether or not such Company is a party or prospective party thereto), at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign,
(ii) arbitration proceeding pending relating to the Company or
(iii) governmental inquiry pending or threatened against or involving the Company, and, to the best knowledge of counsel, there is no basis for any of the foregoing. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of the Company. There are no outstanding orders, writs, judgments, injunctions or decrees served upon the Company by any court, governmental agency or arbitration tribunal against the Company. To the best knowledge of counsel, there are no facts or circumstances which may result in institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Company or the transactions contemplated hereby. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Company pending or threatened against others;

         (g) The execution and delivery of this Agreement and the other Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of the Agreement and such other agreements in compliance with the terms and conditions hereof and thereof by the Seller will not, to the best knowledge of counsel, (i) violate, conflict with or result in any breach of any trust agreement, articles of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to the Company, (ii) violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of the Company or increase or otherwise affect the obligations of the Company under any law, rule, regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to the Company or to the Seller's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyer, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company.

    SECTION 5.7 OPINION OF COUNSEL TO SELLER. The Buyer shall have received from Leon Pomerance, Esq., counsel to the Seller an opinion dated as of the Closing Date in form and substance reasonably satisfactory to Buyer, and to the following effect: The Seller has the corporate power and authority to own and hold its properties. The Seller (a) has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents and to consummate the transactions contemplated hereby and thereby,
(b) has taken all necessary corporate action to authorize and approve the execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated hereby and thereby, and
(c) that this Agreement and the other Documents have been duly and validly executed and delivered by Seller and constitute valid and binding obligations of the Seller, enforceable against Seller in accordance with their terms.

    SECTION 5.8 INVESTIGATION SATISFACTORY. The Buyer shall be satisfied in all respects with the results of its investigation of the properties, prospects and affairs of the Company.

    SECTION 5.9 CLOSING DOCUMENTS. The Seller shall have delivered all of the resolutions, certificates, documents and instruments required by this Agreement.

    SECTION 5.10 APPROVAL OF THE BUYER AND ITS COUNSEL. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, the Seller hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Buyer and its counsel.


                 ARTICLE VI.  CONDITIONS TO THE SELLER'S OBLIGATIONS

    The obligation of the Seller to transfer the Common Stock to the Buyer and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Seller in its sole discretion:

    SECTION 6.1    REPRESENTATIONS, WARRANTIES AND COVENANTS.
The representations and warranties of Buyer herein contained shall be true in all respects as stated herein, both when made and with the same effect as though made again as of the Closing Date except to the extent of changes permitted by the terms of this Agreement or except for breaches of representations and warranties which would not have a material adverse effect on the Buyer's ability to pay its obligations under this Agreement. Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Buyer prior to the Closing Date. In addition, Buyer shall have delivered to Seller its certificate dated as of the Closing Date and signed by one of its officers, to the effect that, except as disclosed in the certificate, he does not know of any breach of any representation or warranty made by Buyer in this Agreement, or of any failure to perform any covenant made by Buyer herein or to satisfy any condition to Buyer's obligations to effect the transactions contemplated by this Agreement which would have a material adverse effect on the Buyer's ability to pay its obligations under this Agreement.

    SECTION 6.2 NO ACTIONS, SUITS OR PROCEEDINGS. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity shall be pending or, to the best knowledge of the Buyer, threatened, before any court or governmental body to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Buyer shall be pending, and the Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings and Buyer shall have delivered to Seller a certificate, dated Closing Date, to such effect.

    SECTION 6.3 OPINION OF STITES & HARBISON. The Seller shall have received from Stites & Harbison, counsel to Buyer, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, and to the following effect:

         (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse impact on the Buyer's ability to pay its obligations under this Agreement;

         (b) The Buyer has the corporate power and authority to execute, deliver and perform the Agreement and the other Documents. The execution, delivery and performance of the Agreement and the other Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms; and

         (c) The execution and delivery of the Agreement and the other Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of the Agreement and such other agreements in compliance with the terms and conditions hereof and thereof by the Buyer will not (i) violate, conflict with or result in any breach of any trust agreement, articles of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to the Buyer, (ii) violate, conflict with or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which the Buyer is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer.

    SECTION 6.4 CLOSING DOCUMENTS. The Buyer shall have delivered all of the resolutions, certificates, documents and instruments required by this Agreement.

    SECTION 6.5 APPROVAL OF THE SELLER AND ITS COUNSEL. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, the Buyer hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Seller and its counsel.


               ARTICLE VII.  THE CLOSING AND CERTAIN CLOSING DELIVERIES

    SECTION 7.1 TIME AND PLACE OF CLOSING. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thompson & Singer, 3151 Maple Drive, N.E., Atlanta, Georgia on August 9, 1996 or on such other date and time as may be mutually agreed upon by the parties (the "Closing Date"). The transactions contemplated by this Agreement shall be effective as of 12:00:01 a.m. August 1, 1996 (the "Effective Date").

    SECTION 7.2 DELIVERIES BY THE SELLER AND COMPANY. At the Closing, the Seller and Company will deliver or cause to be delivered to the Buyer the following:

         (a) Stock certificates representing all of the issued and outstanding shares of Common Stock owned by the Seller, accompanied by stock powers duly executed in favor of the Buyer or duly executed instruments of transfer and any other documents that are necessary to transfer to the Buyer good and marketable title to all issued and outstanding shares of Common Stock;

         (b) The stock books, stock ledgers, minute books, and other corporate records of the Company;

         (c) Resignations dated the Closing Date of all of the directors and officers of the Company as designated by the Buyer;

         (d) All required consents of third parties to the sale conveyance, transfer, assignment and delivery of the Common Stock or any assets of the Company hereunder;

         (e) A certificate of the Secretary of the Company certifying as of the Closing Date (i) a true, correct, and complete copy of the Articles of Incorporation of the Company and all amendments thereto as in effect on the Closing Date; (ii) a true, correct, and complete copy of the bylaws of the Company and all amendments thereto as in effect on the Closing Date; and (iii) Certificate of Good Standing from the Georgia Secretary of State;

         (f) A certificate of the Seller (i) certifying a true, correct and complete copy of the resolutions authorizing the transaction contemplated herein and (ii) certifying the information required by Sections 5.2 and 5.5;

         (g) A certificate of the Company's controller and President certifying the true, correct and complete amount of rental fees received by the Company for the period beginning on the Effective Date through the date immediately prior to the Closing Date.

         (h) The affidavit of the Seller certifying as to its non-foreign status in accordance with Section 1445(b)(2) of the Code;

         (i)  The Noncompetition Agreement required by Section 5.4 above;

         (j)  The Opinion of Company's Counsel required by Section 5.6 above;

         (k)  The Opinion of Seller's Counsel required by Section 5.7 above;

         (l) A Release from the Seller which releases the Company from any and all claims, known or unknown, contingent or direct, which he may have against the Company as of the Closing Date, other than claims arising under this Agreement and the other Documents and the transactions contemplated hereby;

         (m) All other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

    SECTION 7.3 DELIVERIES BY THE BUYER. At the Closing, the Buyer will deliver the following to or for the account of Seller:

         (a) The Purchase Price, as adjusted, required by Section 1.2 and 1.4 above;

         (b)  The Noncompetition Agreement required by Section 6.3 above;

         (c)  The Opinion of Buyer's Counsel required by Section 6.4 above;

         (d) A certificate of an officer of the Buyer certifying as of the Closing Date (i) a true, correct, and complete copy of the Articles of Incorporation of the Buyer and all amendments thereto as in effect on the Closing Date; (ii) a true, correct, and complete copy of the bylaws of the Buyer and all amendments thereto as in effect on the Closing Date; (iii) a true, correct, and complete copy of the resolutions approved and adopted by the Board of Directors of the Buyer authorizing the transactions contemplated herein;
(iv) Good Standing from the Indiana Secretary of State; and (v) certifications required by Sections 6.1 and 6.2;

         (e) All other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.


                              ARTICLE VIII.  TERMINATION

    This Agreement may be terminated at any time before the Closing Date:

    SECTION 8.1 DATE CERTAIN. By Buyer or Seller, if for any reason the transactions contemplated by this Agreement have not been consummated by not later than August 16, 1996.

    SECTION 8.2 MUTUAL CONSENT. By Buyer and Seller, if for any reason consummation of the transactions contemplated by this Agreement is inadvisable in the opinions of both Buyer and Seller.

    SECTION 8.3 BREACHES. Buyer may, in addition to other remedies which may be available, upon prior written notice, terminate this Agreement in the event Seller materially breaches any representation, warranty or covenant in this Agreement or upon the failure and nonwaiver of any condition precedent set out in Article V unless within ten (10) days after the written notice from the Buyer, Seller shall have cured such breach or failure to the reasonable satisfaction of Buyer, or have taken material steps to cure such defaults. Seller may, in addition to other remedies which may be available, upon prior written notice, terminate this Agreement in the event Buyer materially breaches any representation, warranty or covenant in this Agreement or upon the failure and nonwaiver of any condition precedent set out in Article VI unless within ten
(10) days after the written notice from Seller, Buyer shall have cured such breach or failure, or have taken material steps to cure such defaults.


                  ARTICLE IX.  SURVIVAL; INDEMNIFICATION AND OFFSET

    SECTION 9.1 SURVIVAL. All representations and warranties in this Agreement and the other Documents shall survive the Closing of the purchase of the Common Stock contemplated hereby and any investigation at any time made by or on behalf of any party for a period of three years and all such representations and warranties shall expire on the third anniversary of the Closing Date, except that (a) claims, if any, asserted in writing prior to such third anniversary identified as a claim for indemnification pursuant to this
Article IX shall survive until finally resolved and satisfied in full, and
(b) tax or environmental claims arising from a breach of Sections 2.29 and 2.31, respectively, shall survive the Closing of the purchase of the Shares contemplated hereby for a period of five years, notwithstanding any investigation at any time made by or on behalf of any party. The representations and warranties shall not be affected or otherwise diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

    SECTION 9.2 INDEMNIFICATION BY THE SELLER. Subject to the terms herein, the Seller shall indemnify, defend, and hold the Company and the Buyer and the respective officers, directors, and employees of the foregoing, and their successors and assigns (the "Seller's Indemnitees") harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of any kind or character (the "Damages"), arising out of or in any manner incident, relating or attributable to:

         (a) Any inaccuracy in any representation or breach of any warranty of the Seller or Company contained in this Agreement;

         (b) Any failure by the Seller or Company to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement;

         (c) Reliance by the Buyer on any books or records of the Company or written information furnished to the Buyer pursuant to this Agreement by or on behalf of the Seller, Company or the Company in the event that such books and records or written information are false or materially inaccurate; or

         (d) Liabilities or obligations of, or claims against, the Company or the Buyer (whether absolute, accrued, contingent or otherwise) relating to, or arising out of, the operation of the Business prior to the Closing Date or facts and circumstances relating specifically to the Business, the Leased Parcels, or the Company existing at or prior to the Closing Date, whether or not such liabilities, obligations or claims were known on such date, excluding only liabilities set forth on Schedule 1.4(a) and liabilities and obligations incurred since the date thereof in the ordinary course of business and consistent with past practice.

Provided, however, Seller's Indemnitees shall not be entitled to indemnification or offset hereunder until Damages in total exceed $10,000 and then only to the extent of aggregate Damages in excess of $10,000; and further provided that Seller's liability hereunder (except for Seller's breach of its representation and warranty set forth in Section 2.1 hereinabove) shall be limited to $1,300,000; and further provided that such Claims, which are fully insured, are specifically excluded from this Section 9.2.

    SECTION 9.3 NOTICE TO SELLER, ETC. If any of the matters as to which the Seller's Indemnitees are entitled to receive indemnification under Section
9.2 should entail litigation with or claims asserted by parties other than the Seller, the Seller shall be given prompt notice thereof and shall have the right, at its expense, to control such claim or litigation upon prompt notice to Buyer of its election to do so. To the extent requested by Seller, the Buyer, at its expense, shall cooperate with and assist the Seller, in connection with such claim or litigation. Buyer shall have the right to appoint single counsel to consult with and remain advised by Seller in connection with such claim or litigation. Seller shall have final authority to determine all matters in connection with such claim or litigation; PROVIDED, HOWEVER, that Seller shall not settle any third party claim without the consent of the Buyer, which shall not be unreasonably denied or delayed. Provided that if Buyer is in control of such Claim, Buyer shall use its best efforts to conclude such claim within two
(2) years of the date the Claim is asserted.

    SECTION 9.4 INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify, defend, and hold the Seller and its successors and assigns (the "Buyer's Indemnitees") harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of any kind or character (the "Damages"), arising out of or in any manner incident, relating or attributable to:

         (a) Any inaccuracy in any representation or breach of warranty of the Buyer contained in this Agreement;

         (b) Any failure by the Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under any of the Documents;

         (c) Reliance by the Seller on any books or records of the Buyer or reliance by the Seller on any written information furnished to the Seller pursuant to this Agreement by or on behalf of the Buyer in the event that such books and records or written information are false or inaccurate; or

         (d)  The operation of the Business subsequent to the Closing Date.

Provided, however, Buyer's Indemnitees shall not be entitled to indemnification hereunder until Damages in total exceed $10,000 and then only to the extent of aggregate damages in excess of $10,000; and further provided that Buyer's liability hereunder shall be limited to $1,300,000; and further provided that such Claims, which are fully insured, are specifically excluded from this
Section 9.4.
 .

    SECTION 9.5 NOTICE TO THE BUYER, ETC. If any of the matters as to which the Buyer's Indemnitees are entitled to receive indemnification under Section
9.4 should entail litigation with or claims asserted by parties other than the Buyer, the Buyer shall be given prompt notice thereof and shall have the right, at its expense, to control such claim or litigation upon prompt notice to Seller of its election to do so. To the extent requested by the Buyer, the Seller, at its expense, shall cooperate with and assist the Buyer, in connection with such claim or litigation. Seller shall have the right to appoint single counsel to consult with and remain advised by the Buyer in connection with such claim or litigation. The Buyer shall have final authority to determine all matters in connection with such claim or litigation; PROVIDED, HOWEVER, that the Buyer shall not settle any third party claim without the consent of the Seller, which shall not be unreasonably denied or delayed. Provided that if Buyer is in control of such Claim, Buyer shall use its best efforts to conclude such claim within two (2) years of the date the Claim is asserted.

    SECTION 9.6 SURVIVAL OF INDEMNIFICATION. The obligations to indemnify and hold harmless pursuant to this Article IX shall survive the Closing of the purchase of the Common Stock contemplated hereby for a period of three years, notwithstanding any investigation at any time made by or on behalf of any party, except that (a) claims, if any, asserted in writing prior to such third anniversary identified as a claim for indemnification pursuant to this Article IX shall survive until finally resolved and satisfied in full, and (b) tax or environmental claims arising from a breach of Sections 2.29 and 2.31, respectively, shall survive the Closing of the purchase of the Shares contemplated hereby for a period of five years, notwithstanding any investigation at any time made by or on behalf of any party.

    SECTION 9.7 OFFSET. Seller acknowledges and agrees that the Buyer shall be entitled to offset the following indemnity claims under Section 9.2 of this Agreement against the $1,300,000 portion of the Purchase Price held by the Seller in the Trust pursuant to Section 1.3 hereof, in the following manner. In the event of a claim of offset, Buyer shall give Seller notice in the manner as set out in Section 9.3 and Seller shall have ninety (90) days to investigate or resolve the claim, provided that Seller shall keep Buyer fully advised of its conduct in resolving the claim. If Seller has not resolved the claim or a dispute concerning the claim remains, then the amount of such claim shall be held in the Trust until such claim has been approved under an appropriate order or determination of the arbitral tribunal provided for in Section 10.10 below.


                              ARTICLE X.  MISCELLANEOUS

    SECTION 10.1 KNOWLEDGE OF COMPANY. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of Company, Company confirms that it has made due and diligent inquiry of the Company's officers as to the matters that are the subject of such representations and warranties.

    SECTION 10.2 KNOWLEDGE OF BUYER. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of Buyer, Buyer confirms that it has made due and diligent inquiry of its President as to the


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

matters that are the subject of such representations and warranties.

    SECTION 10.3 "PERSON" DEFINED. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

    SECTION 10.4 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) sent by recognized overnight courier, (iii) made by telecopy or facsimile transmission, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

    If to the Buyer:

         Alrenco, Inc.
         P.O. Box 85
         1736 East Main Street
         New Albany, Indiana  47150-0085
         Attn:  Michael D. Walts, President
         Fax No:  (812) 948-2579

    With a copy to:

         Stites & Harbison
         Court House Plaza
         323 East Court Avenue
         Jeffersonville, Indiana
         Attn:  Robert W. Lanum, Esq.
         Fax No:  (812) 284-5519

    If to Seller:

         Vyrdilee Brooks McNeal Scholarship Fund
         Charitable Remainder Trust
         15060 Crabapple Lake Drive
         Roswell, Georgia  30076
         Attn: Trustee
         Fax No: (404) 239-5692

    With a copy to:

         Thompson & Singer, P.A.
         3151 Maple Drive, N.E.
         Atlanta, Georgia 30305
         Attn: Douglas R. Thompson, Esq.
         Fax No:  (404) 385-6885

    If to Company:

         c/o Mr. Perry J. McNeal
         200 Wicklawn Way
         Roswell, Georgia  30076
         Fax No: (770) 992-8570

    With a copy to:

         Thompson & Singer, P.A.
         3151 Maple Drive, N.E.
         Atlanta, Georgia 30305
         Attn: Douglas R. Thompson, Esq.
         Fax No:  (404) 385-6885

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (iv) if sent by registered or certified mail, on the fifth business day


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

following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the parties.

    SECTION 10.5 ENTIRE AGREEMENT. This Agreement and the other Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the other Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

    SECTION 10.6 MODIFICATIONS AND AMENDMENTS. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

    SECTION 10.7 ASSIGNMENT/BINDING EFFECT. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

    SECTION 10.8 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

    SECTION 10.9 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF INDIANA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

    SECTION 10.10 ARBITRATION. Any dispute or difference between the parties hereto arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association by a panel of three qualified arbitrators. The Seller and the Buyer shall each choose an arbitrator and the third shall be chosen by the two so chosen. If either the Seller or the Buyer fails to choose an arbitrator within 30 days after notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within 30 days after their appointment, the American Arbitration Association shall, upon the request of any party to the dispute or difference, appoint the arbitrator or arbitrators to constitute or complete the panel as the case may be. Arbitration proceedings hereunder may be initiated by either the Seller, jointly, or the Buyer making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Atlanta, Georgia. All arbitration proceedings shall be held in Atlanta, Georgia. Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration and may be entered in any court having jurisdiction.

    SECTION 10.11 SEVERABILITY. In the event that any arbitral tribunal of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such arbitral tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such arbitral tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

    SECTION 10.12 INTERPRETATION. The parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this

Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

    SECTION 10.13 HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

    SECTION 10.14 RELIANCE. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained herein.

    SECTION 10.15 EXPENSES. Each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

    SECTION 10.16 GENDER. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

    SECTION 10.17 PUBLICITY. Except by the mutual agreement between the Seller and Buyer, no party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement except as may be required by law.

    SECTION 10.18 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer all as of the day and year first above written.

                   Buyer:    ALRENCO, INC.


                             By: /s/ Michael D. Walts
                                 ------------------------------------------

                             Title:  President
                                    ---------------------------------------

                    Seller:  Vyrdilee Brooks McNeal Scholarship
                             Fund Charitable Remainder Trust


                             By: /s/ John J. Harlacher
                                 ------------------------------------------

                             Title: Trustee

                   Company:  NETWORK RENTAL, INC.

                             /s/ Perry J. McNeal
                             ----------------------------------------------
                             Perry J. McNeal, President


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